Exhibit 99.1

FOR IMMEDIATE RELEASE

Smithfield Foods Announces Second Quarter Earnings

Smithfield, Virginia (December 4, 2008)—Smithfield Foods, Inc. (NYSE: SFD) today announced second quarter results.

Highlights

•

Net income was $4.2 million, or $.03 per diluted share, for the second quarter compared to $17.4 million, or $.13 per diluted share a year ago. Current results include a loss from continuing operations of $30.0 million, or $.21 per diluted share

•	Smithfield completed the sale of its beef processing and cattle feeding operations for $580.0 million, recording a pre-tax gain on the sale of $95.2 million

•	The company had over $900 million in available liquidity at quarter end

•	Smithfield’s hog production operations and turkey investments suffered losses under the weight of record high feed costs as grain costs peaked

•	Pork segment operating profits of $93.4 million achieved record for second quarter

•	Pork exports rose 29 percent, driving higher fresh pork earnings

•	International operating profit increased 20 percent

•	The company has so far liquidated seven percent of its U.S. sow herd since its announcement in February 2008

•	Capital expenditures were cut in half from prior year

Following are the company’s sales and operating profit from continuing operations by segment (in millions):

	13 Weeks Ended		26 Weeks Ended
	October 26, 2008	October 28, 2007	October 26, 2008	October 28, 2007
Sales
Pork	$2,590.1	$2,343.5	$5,169.3	$4,571.7
International	402.5	274.2	807.8	520.9
Hog Production	748.8	614.8	1,474.6	1,220.4
Other	46.8	35.9	91.0	73.5

	3,788.2	3,268.4	7,542.7	6,386.5
Intersegment	(641.1)	(521.4)	(1,253.8)	(1,022.8)

Total sales	$3,147.1	$2,747.0	$6,288.9	$5,363.7

Operating Profit
Pork	$93.4	$62.9	$155.1	$89.4
International	11.0	9.2	16.9	24.1
Hog Production	(58.0)	18.6	(96.8)	111.6
Other	(12.1)	12.9	(18.8)	23.6
Corporate	(33.3)	(18.2)	(52.9)	(35.3)

Total operating profit	$1.0	$85.4	$3.5	$213.4

The company reported a loss from continuing operations for the second quarter of fiscal 2009 of $30.0 million, or $.21 per diluted share, versus income from continuing operations last year of $23.4 million, or $.17 per diluted share. Sales were $3.1 billion versus $2.7 billion a year ago. Beef group results for this and prior periods are reflected as discontinued operations.

Net income from continuing and discontinued operations in the second quarter was $4.2 million, or $.03 per diluted share. After-tax income from discontinued operations was $34.2 million, or $.24 per diluted share, which includes the gain on the sale of the Smithfield Beef Group and a market value write down of cattle inventories. In the second quarter of last year, net income of $17.4 million, or $.13 per diluted share, includes an after-tax loss from discontinued operations of $6.0 million, or $.04 per diluted share.

Commentary

“Our pork business continued to perform exceptionally well, even though raw material costs were 15 percent higher than a year ago. These results were offset by unprecedented adverse conditions in the hog production industry,” said C. Larry Pope, president and chief executive officer. “Raising costs were at record high levels as we were consuming high-priced grain purchased last summer. Meanwhile, hog prices were well below our raising costs,” he said.

Mr. Pope said that fresh pork margins were at record high levels. “Packaged meats margins were strong, tracking slightly below record levels of last year. Groupe Smithfield and Animex results were below a year ago, reflecting high-cost raw materials and a shift in consumer preference toward lower-cost private label products. Turkey operations have not been able to increase wholesale prices fast enough to offset record high feed prices,” he said.

Second Quarter Operating Highlights

Pork

In spite of live hog costs much higher than a year ago, pork operating earnings rose almost 50 percent above a year ago. Overall, fresh pork volume rose three percent and exports continued to be a strong factor in the market. Pork exports rose 29 percent in volume and 52 percent in dollar value.

Packaged meats margins were slightly below record margins of a year ago as high raw material costs could not be fully passed through in higher prices. While overall packaged meats volume decreased slightly, pre-cooked ribs, led by the Curly’s brand, rose 33 percent.

International

International profits rose slightly. Results in Romania and at Campofrío improved versus last year. Groupe Smithfield’s results include $3.2 million in after-tax restructuring charges related to closing a major plant in France. Groupe Smithfield results were below a year ago due to continued high raw material costs and lower margins from a change in mix in consumer demand from branded products to private label. Results in Poland were below those of a year ago, due primarily to lower margins in white meat operations.

Hog Production

Hog production losses continued due to record high feed costs. Corn costs were 65 percent higher than a year ago and soybean meal was 59 percent higher. Cash raising costs increased to $63 per hundredweight versus $49 per hundredweight last year. Live hog market prices were $53 per hundredweight compared to $46 per hundredweight in the same quarter a year ago. Murphy-Brown, Smithfield’s hog production subsidiary, has liquidated seven percent of its U.S. sow herd since its February 2008 announcement in order to balance supply and demand. Murphy-Brown expects to complete its 100,000 sow reduction program in the third quarter. This will result in fewer market hogs being raised by the company in the future.

Other

Butterball LLC, the company’s joint venture turkey operation, experienced a substantial loss versus a profit a year ago as higher grain prices increased raising costs dramatically. Butterball announced production cutbacks during the quarter and major competitors announced or implemented cutbacks as well.

Sale of Smithfield Beef Group

As previously announced, the company completed the sale of Smithfield Beef Group, its beef processing and cattle feeding operations, to JBS S.A. for $580.0 million in cash in the current quarter. The sale is subject to a working capital adjustment. Additionally, Smithfield expects to receive approximately $150 million in proceeds from the sale of the retained cattle inventory, net of associated debt.

Campofrío-Groupe Smithfield Merger

The Campofrío-Groupe Smithfield merger is expected to close in December, which will convert our Western European ventures into more highly liquid investments. After the merger, the company will own approximately 37 percent of the combined publicly-traded company, with these shares having a current market value over $350 million.

Improved Liquidity

“The sale of our beef processing and cattle feeding operations will allow Smithfield to focus on our core business. The sale has significantly strengthened our liquidity position and the outlook for continued strong liquidity is very favorable,” Mr. Pope said. “We are in our peak cash generating season due to high seasonal sales of inventoried holiday hams and packaged meats. Lower grain prices will reduce working capital requirements. Capital expenditures have been reduced and are significantly below depreciation. As a result, we believe that our current liquidity is more than adequate to address projected cash needs. In addition, we do not anticipate covenant compliance issues with our credit facilities for the remainder of the fiscal year,” he said.

At the end of the quarter the company had over $900 million in available liquidity. The company expects to sell about one-half of the retained cattle inventory in the third quarter.

Outlook

“Pork exports have remained strong throughout the quarter and we expect exports to continue at a good rate, albeit at a slower pace than earlier this year. U.S. pork remains the best valued pork in the world,” said Mr. Pope. “The third quarter typically is our best season for packaged meats and holiday hams. Also, the efforts of our new leadership team in the pork group already are producing greater efficiencies and lower manufacturing costs,” he said.

“We will experience slightly lower feed costs as we move through the third and fourth quarter. However, they will continue to be at high levels, compared with prior years. Herd liquidation in North America and throughout the world, together with lower production of poultry and beef, should strengthen all protein prices going forward,” Mr. Pope said. “According to the futures markets, hog production should turn profitable in the first quarter of fiscal 2010,” he said.

“While the next two quarters will be difficult due to record high grain costs, I am very optimistic about fiscal 2010 and beyond after these grain inventories have been worked through. The operational changes we have made, and those we are planning, combined with lower supplies of all proteins, should be very good for this company. We are in a very basic business, supplying food to average hard-working Americans. In tough economic times, people tend to cook at home by shopping at their local grocer. This is our core business and, as such, we should be better positioned than many as this recession takes hold,” said Mr. Pope.

With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		26 Weeks Ended
	October 26, 2008	October 28, 2007	October 26, 2008	October 28, 2007
Sales	$3,147.1	$2,747.0	$6,288.9	$5,363.7
Cost of sales	2,912.7	2,459.9	5,857.6	4,795.8

Gross profit	234.4	287.1	431.3	567.9

Selling, general and administrative expenses	209.7	216.6	400.3	381.6
Equity in (income) loss of affiliates	21.9	(16.5)	24.0	(30.3)
Minority interests	1.8	1.6	3.5	3.2

Operating profit	1.0	85.4	3.5	213.4

Interest expense	52.1	48.3	96.6	89.7

Income (loss) from continuing operations before income taxes	(51.1)	37.1	(93.1)	123.7

Income taxes expense (benefit)	(21.1)	13.7	(34.6)	43.7

Income (loss) from continuing operations	(30.0)	23.4	(58.5)	80.0

Income (loss) from discontinued operations, net of tax	34.2	(6.0)	50.1	(8.0)

Net income (loss)	$4.2	$17.4	$(8.4)	$72.0

Income (loss) per share, basic and diluted:
Continuing operations	$(.21)	$.17	$(.42)	$.60
Discontinued operations	.24	(.04)	.36	(.06)

Net income (loss)	$.03	$.13	$(.06)	$.54

Weighted average shares outstanding:
Basic	141.5	134.3	138.5	133.5
Diluted	141.5	134.5	138.5	133.7

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES

(In millions)

	13 Weeks Ended		26 Weeks Ended		Segment
	October 26, 2008	October 28, 2007	October 26, 2008	October 28, 2007
Butterball	$14.0	$(11.7)	$20.5	$(19.1)	Other
Groupe Smithfield	2.2	(6.1)	2.5	(10.6)	International
Campofrío	(2.3)	0.5	1.1	0.3	International
All other equity method investments	8.0	0.8	(0.1)	(0.9)	Various

Equity in (income) loss of affiliates	$21.9	$(16.5)	$24.0	$(30.3)

This schedule shows the results of the company’s major investments included in equity in (income) loss of affiliates as presented in the consolidated statements of income.

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com